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                                                                       Exhibit 5

[LETTERHEAD OF LOCKHEED MARTIN CORPORATION]

                       January 21, 1996

Lockheed Martin Corporation
6801 Rockledge Drive
Bethesda, Maryland  20817

        RE:  Lockheed Martin Corporation
        (i) Salaried Savings Plan, (ii) Salaried Savings Plan II, (iii) Hourly Employee Savings Plan and (iv) Hourly Employee Investment Plan
        (the "Plans")

Ladies and Gentlemen:

    I submit this opinion to you in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") on the date hereof. The Registration Statement registers 43,282,406 shares of the common stock of Lockheed Martin Corporation (the "Corporation") as well as an indeterminate amount of related plan interests for use in connection with the Plans. The shares of common stock are allocated among the Plans as follows: (i) Lockheed Martin Corporation Salaried Savings Plan, 22,500,000 shares, (ii) Lockheed Martin Corporation Salaried Savings Plan II, 17,282,406 shares, (iii) Lockheed Martin Corporation Hourly Employee Savings Plan 2,900,000 shares, and (iv) Lockheed Martin Corporation Hourly Employee Investment Plan, 600,000 shares. The Plans contemplate that common stock may be treasury shares or authorized but unissued shares or may be acquired in the open market.

    As Associate General Counsel of the Corporation, I have examined such corporate records, certificates and other documents and have reviewed such questions of law as I deemed necessary or appropriate for the purpose of this opinion. Based upon that examination and review, I advise you that in my opinion:

    (i) the Corporation has been duly incorporated and is validly existing under the laws of the State of Maryland; and

    (ii) to the extent that the operation of the Plans results in the issuance of common stock, such shares of common stock have been duly and validly authorized and, when issued in accordance with the terms set forth in the Registration Statement, will be legally issued, fully paid and nonassessable.

    I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my opinion in the Registration Statement.

                        Very truly yours,

                        /s/ Stephen M. Piper

                        Stephen M. Piper
                        Associate General Counsel